Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

December 17, 2015

Citi Board Elects Renee James and Ellen Costello to Board of Directors

NEW YORK — Citi’s Board of Directors today announced that it has elected Renee James and Ellen Costello as new independent directors, with service commencing January 15, 2016. Ms. James has served as President of Intel Corporation since May 2013, where she has helped lead the company’s move into mobile and cloud-based computing. Ms. Costello most recently served as Chief Executive Officer of BMO Financial Corporation and U.S. Country Head of BMO Financial Group.

“We are pleased to have Renee James and Ellen Costello join Citi’s Board of Directors,” said Citi Chairman Michael E. O’Neill. “Renee has been a leader in the technology sector for decades, and her experience and insights will be very valuable in many areas, including Citi’s intense focus on digital and mobile banking. Citi will benefit greatly from Ellen’s deep financial sector expertise, including her extensive experience working on governance and regulatory issues for all of BMO’s U.S. businesses.”

Renee James

In her role as President of Intel, Ms. James is responsible for Intel’s semiconductor manufacturing operations, software and security efforts, human resources and corporate strategy. During her 25 plus year career at Intel, Ms. James spearheaded the company's strategic expansion into providing proprietary and open source software and services for applications in enterprise, security, cloud-based computing and smartphones. She has broad knowledge of the computing industry, spanning hardware, manufacturing, security, software and services. It has been announced that Ms. James will step down from her post at Intel at the end of this year.

In 2013, President Barack Obama appointed Ms. James as member of the National Security Telecommunications Advisory Committee. She also serves on the public boards of Sabre Corporation, a provider of technology solutions to the travel and tourism industry, Vodafone Group, a telecommunications company, and Oracle.

Ellen Costello

Ellen Costello served as the Chief Executive Officer of BMO Financial Corporation and U.S. Country Head of BMO Financial Group from 2011- 2013. Prior to this, she was Group Head of Personal and Commercial Banking for the U.S. and the Chief Executive Officer of BMO Harris Bank N.A. and BMO Financial Corporation. In this role, she was the first woman to lead BMO Harris Bank. In total, Ms. Costello spent 30 years at BMO, holding a wide range of senior leadership positions across retail, commercial and corporate banking and capital markets in the U.S., Canada and Asia.

Ms. Costello currently serves on the public board of DH Corporation, a provider of secure and reliable technology solutions to domestic and global financial institutions. She also serves on the board of The Chicago Council on Global Affairs and as chair of the board of United Way of Metropolitan Chicago.

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About Citi
Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

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Media Contacts:	Jennifer Lowney	(212) 793-3141

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